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                                                               [CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
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CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331


           CNA SURETY ANNOUNCES SETTLEMENT AGREEMENT ON ENRON EXPOSURE


CHICAGO, JANUARY 2, 2003 -- CNA Surety Corporation (NYSE:SUR) announced today that it has reached a settlement agreement with J.P. Morgan Chase & Co. in litigation relating to surety bonds furnished on behalf of Enron Corp. and its subsidiaries. CNA Surety has agreed to pay $40.7 million, including assignment of its rights to any recoveries in the Enron bankruptcy, for a full release of its obligations under the surety bonds. CNA Surety's net loss related to this settlement, after anticipated recoveries under excess of loss reinsurance treaties, was previously fully reserved.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995

The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


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